EXHIBIT 99.1
Compass Diversified Takes Action to Improve its Financial Position in Response to Investigation into Lugano Holding, Inc.
Entered into Forbearance Agreement with Lender Group
Reduced Management Fees
Suspended Quarterly Distribution on Common Shares
Received Notice of Late Filing from NYSE

WESTPORT, Conn., May 27, 2025 (GLOBE NEWSWIRE) – Compass Diversified (NYSE: CODI) (“CODI”) today provided an update on steps it is taking to enhance liquidity and reduce costs in the wake of its announcement that it is investigating, and has preliminarily identified irregularities in, the financing, accounting, and inventory practices at its subsidiary, Lugano Holding, Inc. (“Lugano”).
CODI has taken the following actions:
•Entered into a forbearance agreement with its lender group to preserve sufficient liquidity to maintain normal operations.
•Significantly reduced management fees paid by CODI.
•Restricted investment in Lugano, focusing resources on CODI’s eight other market leading subsidiaries.
•Suspended the quarterly cash distribution historically paid to common shareholders in order to preserve cash and protect long-term value.
“We are taking decisive action to enhance liquidity, reduce costs, and preserve value for all stakeholders,” said Elias Sabo, Chief Executive of Compass Diversified. “We are encouraged by the support of our lenders as we take the necessary steps to reduce leverage and restore compliance with our debt covenants.”
Mr. Sabo continued, “Our structure and diversified business model give us the flexibility to help isolate and ring fence the challenges at Lugano while continuing to support the growth and execution of our healthy businesses. CODI’s other eight subsidiaries continue to execute and we believe they are well positioned to grow in their respective markets. As our subsidiaries generate cash, we are focused on quickly deleveraging and ultimately maximizing value for all shareholders.”
Separately – and as expected when CODI delayed the filing of its first quarter 2025 Form 10-Q (the “Form 10-Q”) – CODI received notice from the New York Stock Exchange (“NYSE”) on May 20, 2025, stating that CODI is not in compliance with Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file the Form 10-Q prior to May 19, 2025, the end of the extension period provided by Rule 12b-25 under the Securities Exchange Act of 1934, as amended. This notice has no immediate effect on CODI’s listing status. The notice informed CODI that, under NYSE rules, CODI has six months from May 19, 2025, to regain compliance with the NYSE listing standards by filing the Form 10-Q with the Securities and Exchange Commission (the “SEC”). If CODI fails to file the Form 10-Q within the six-month period, the NYSE may grant, in its sole discretion, an extension of up to six additional months for CODI to regain compliance, depending on the specific circumstances. The notice also noted that the NYSE may nevertheless, in its own discretion, commence delisting proceedings at any time during such period.
As previously disclosed in CODI’s Notification of Late Filing on Form 12b-25, filed on May 13, 2025, with the SEC, CODI was unable to file the Form 10-Q on a timely basis due to the ongoing internal investigation of Lugano. CODI cannot make any assurances regarding the timing of the Form 10-Q or the restated financial information for the fiscal year ended December 31, 2024 (or the potential need to restate additional periods), but CODI is continuing to work diligently to file the Form 10-Q as soon as reasonably practicable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation expectations as to the timing and outcome of the Lugano investigation, the willingness of CODI’s lenders to provide future relief and/or waivers, the timing of filing the Form 10-Q and subsequent periodic reports, the timing for compliance with NYSE continued listing requirements, CODI’s future liquidity and leverage and compliance with debt covenants, the future performance of CODI and CODI’s non-Lugano subsidiaries, CODI’s future plans for Lugano, future management fee obligations, the amount of any potential misstatements associated with Lugano and the impact any such misstatements may have on CODI’s previously issued financial statements or results of operations, CODI’s beliefs and expectations relating to the anticipated financial and other impacts of internal control failures and the items subject to investigation and restatement review, and CODI’s remediation efforts and efforts to prepare financial statements. Such forward looking statements may be identified by, among other things, the use of forward-looking terminology such as “believe,” “expect,” “may,” “could,” “would,” “plan,” “intend,” “estimate,” “predict,” “potential,” “continue,” “should” or “anticipate” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These statements are based on beliefs and assumptions by the Board of Directors and management, and on information currently available to the Board of Directors and management. These statements involve risk and uncertainties that could cause CODI’s actual results and outcomes to differ, perhaps materially, including but not limited to: the discovery of additional information relevant to the investigation; the conclusions of the Audit Committee (and timing of those conclusions) concerning matters relating to the investigation; the timing of the review by, and the conclusions of, CODI’s independent registered public accounting firm regarding the investigation and CODI’s financial statements; a further material delay in CODI’s financial reporting or ability to hold an annual meeting of stockholders; the impacts of restatement reviews and the potential need to restate additional periods; CODI’s ability to regain compliance with NYSE continued listing requirements; the cooperation of, and future concessions granted by, CODI’s lenders and manager; the likelihood that the control deficiencies identified or that may be identified in the future will result in material weaknesses in CODI’s internal control over financial reporting; and commercial litigation relating to CODI’s representations regarding its financial statements and litigation, enforcement actions or investigations relating to CODI’s internal controls, restatement reviews, the investigation described in this press release or related matters. Please see CODI’s Annual Report on Form 10-K for the year ended December 31, 2024 for other risk factors that you should consider in connection with such forward-looking statements.

Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date such statements have been made. Except as required by applicable law, CODI does not undertake any public obligation to update any forward-looking statements to reflect events, circumstances, or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Compass Diversified
Ben Avenia-Tapper
Vice President – Investor Relations
irinquiry@compassdiversified.com

Gateway Group
Cody Slach
949.574.3860
CODI@gatewayir.com

Media Relations
Compass Diversified
mediainquiry@compassdiversified.com
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com